Exhibit 99.1

WABASH NATIONAL CORPORATION ANNOUNCES BOARD OF DIRECTORS APPOINTMENT

LAFAYETTE, INDIANA, March 7, 2005 . . . . . . Wabash National Corporation (NYSE:WNC) announced today the appointment Scott K. Sorensen to the Company’s Board of Directors.

Mr. Sorensen, 42, is Vice President and Chief Financial Officer of Hillenbrand Industries, Inc. (NYSE:HB) which is a leader within the health-care equipment and services and funeral services industries. Prior to joining Hillenbrand, Mr. Sorensen was Executive Vice President and CFO, Treasurer of Pliant Corporation (formerly Huntsman Packaging Corporation) from 1998 to 2001. Mr. Sorensen holds a Bachelor of Science degree in accounting from the University of Utah and a Master of Business Administration from Harvard Business School.

Commenting on the appointment, John T. Hackett, Chairman of the Board of Directors of the Company, said, “We are pleased to welcome Scott to the Board of Directors of Wabash National Corporation. He is an exceptional addition to the Board and excellent choice to represent the Company’s stakeholders. We look forward to his contributions.”

The appointment of Mr. Sorensen brings Wabash National Corporation’s Board to nine members. Eight of the directors qualify as independent directors under the listing standards of the New York Stock Exchange, Inc. and the Company’s Corporate Governance Guidelines. With the exception of the executive committee, all of the Board of Director committees continue to be comprised of only independent directors. Mr. Sorensen will serve on both the audit and compensation committees.

ABOUT WABASH NATIONAL CORPORATION
Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash® brand name. The Company is one of the world’s largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

ABOUT HILLENBRAND INDUSTRIES INC.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.